Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GRANDPARENTS.COM, INC.

Adopted in accordance with the provisions of Section 242

of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of Grandparents.com, Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST: That the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby further amended by amending and replacing Article FOURTH thereof in its entirety with the following:

“FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is one hundred fifty-five million (155,000,000), which shall consist of:

One hundred fifty million (150,000,000) shares of common stock, par value $.01 per share; and

Five million (5,000,000) shares of preferred stock, par value $.01 per share

The Board of Directors has the express power, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of any or all of the shares of preferred stock in classes or series, and to establish from time to time the number of shares to be included in each class or series, and to fix by resolution the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights of shares of each class or series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each class or series of preferred stock shall include, but not be limited to, determination of the following:

a.           The number of shares constituting the class or series and the distinctive designation of the class or series;

b.           The dividend rate on the shares of the class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of the class or series;

c.           Whether the class or series will have voting rights, and, if so, the terms of the voting rights;

d.           Whether the class or series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

e.           Whether or not the shares of the class or series will be redeemable, and, if so, the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

f.            Whether the class or series shall have a sinking fund for the redemption or purchase of shares of the class or series, and, if so, the terms and amount of the sinking fund;

g.           The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of the class or series; and

h.           Any other powers, terms, rights, qualifications, preferences, limitations and restrictions, if any, of the class or series as the Board of Directors may lawfully fix under the laws of the State of Delaware as in effect at the time of the creation of such series.

Any of the powers, voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of preferred stock may be made dependent upon facts ascertainable outside this Certificate of Incorporation or of any amendment thereof, or outside the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors pursuant to the authority expressly granted herein, provided that the manner in which such facts shall operate upon the powers, voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of preferred stock is clearly and expressly set forth in this Certificate of Incorporation or in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors.”

SECOND: That such amendment has been duly adopted by the written consent of the holders of not less than a majority of the outstanding stock entitled to vote thereon and that prompt written notice of the corporate action shall be given to those stockholders who have not consented in writing, all in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That this amendment shall be effective upon filing.

IN WITNESS WHEREOF, I have signed this Certificate this 9th day of May, 2012.

GRANDPARENTS.COM, INC.

By:	/s/ Joseph Bernstein
Joseph Bernstein
Co-Chief Executive Officer